Exhibit 99.1

Summit Semiconductor, Inc. Announces

Pricing of Initial Public Offering of Common Stock

SAN FRANCISCO (July 27, 2018) - Summit Semiconductor, a technology company that delivers the wireless immersive sound experience with patented technology supporting the WiSA™ (Wireless Speaker and Audio) interoperability standard, announced the pricing of its initial public offering of 2,400,000 shares of its common stock at an initial offering price of $5.00 per share, for total gross proceeds of $12.0 million before deducting underwriting discounts and commissions and other offering expenses.  The shares of Summit Semiconductor’s common stock are expected to begin trading on the Nasdaq stock market under the symbol “WISA” on July 27, 2018.  All of the shares in the offering are being offered by Summit Semiconductor.  The offering closed on July 26, 2018, subject to customary closing conditions.

Alexander Capital, LP and WallachBeth Capital LLC., Inc. are acting as co-lead managers for the offering.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on July 25, 2018. The offering is being made only by means of a prospectus. Copies of the final prospectus relating to and describing the terms of the offering, when available, may be obtained from Alexander Capital, LP or WallachBeth Capital LLC Attention: Bari Latterman - blatterman@alexandercapitallp.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Summit Semiconductor

Summit Semiconductor sells audio semiconductor chips, modules and licensable IP to enable the WiSA™ (Wireless Speaker and Audio) Association interoperability standards that deliver immersive wireless sound. The company’s patented technology creates “Picture Perfect Sound” for action TV and movies, live sports, Esports, and gaming and delivers a home theater experience that is easy to set-up, portable, and low-cost. Founded in 2010, Summit has offices in San Jose, CA, Beaverton, OR, Taiwan, China, Japan, and Korea. For more information, please visit www.summitwireless.com

About Wireless Speaker and Audio (WiSA) Association

Wireless Speaker and Audio (WiSA) Association is dedicated to bringing wireless immersive sound - high resolution, wireless, multi-channel audio products - to the home theater market by building an interoperability standard with consumer electronics brands and ODMs for the consumer. WiSA eliminates the complicated set-up and wiring of traditional audio systems by utilizing cutting-edge wireless technology to create powerful and reliable audio systems that boast uninterrupted listening. WiSA’s interoperability testing means that users can feel confident that all WiSA certified components from all brands will work perfectly together. WiSA also ensures multichannel transmission of low-latency, high-definition audio, dramatically increasing the enjoyment of gaming, movies, TV and music. For more information about the WiSA Association, please visit www.wisaassociation.org.

Contact Information:

Ron Parham/ Kirsten Chapman, LHA Investor Relations, +1 415 433 3777, summit@lhai.com